Exhibit 99.1

My Size Files Lawsuit Against the Lazar/Ault Activist Group Over Attempts to Mislead Stockholders and Wage an Unlawful Proxy Contest

Seeks Injunctive Relief Against Undisclosed “Wolf Pack” Group of Activist Investors in Connection with Joint Scheme to Seize Boardroom Control

Shows the Group’s Unlawful Attempts to Solicit Votes, Including via WhatsApp Messenger, Prior to Filing a Proxy Statement

Underscores Commitment to Protecting the Company’s Stockholders and Preventing an Illicit Takeover

Airport City, Israel – October 21, 2021 – My Size, Inc. (“My Size” or the “Company”) (NASDAQ: MYSZ) (TASE: MYSZ), a leading developer and creator of smartphone measurement solutions, announced that it has filed a lawsuit in the United States District Court for the Southern District of New York against David Lazar, Milton C. Ault III, and others (collectively, the “Defendants” or the “Activist Group”). The suit seeks, among other things, to enjoin the Activist Group from misleading My Size stockholders and waging an illegal proxy contest to seize control of the Company’s Board of Directors (the “Board”).

In its suit, My Size asserts that the Activist Group has been engaged in a “wolf pack” campaign over the past year to take control of the Board through an unlawful proxy solicitation and by the filing of false and misleading Schedule 13Ds with the Securities and Exchange Commission. Notably, My Size contends the Activist Group failed to disclose that the true purpose underlying its security purchases was to merge My Size with another company. My Size was left with no other option than to take legal action to enjoin the Defendants from continuing to violate the federal securities laws and misleading stockholders for their own benefit.

Ronen Luzon, Chief Executive Officer and Founder of My Size, commented:

“The Board and management team have decided to take this extraordinary step to protect My Size for the benefit of all stockholders. We firmly believe that the Activist Group has purposefully misled stockholders for its own benefit and in doing so, has violated the federal securities laws. We look forward to resolving this matter as quickly as possible, so management can turn its focus back to commercializing our cutting-edge technology and strengthening our market position. Following the addition of a seasoned industry executive to our Board in August and the consolidation of our IP portfolio exclusively within the Company, we believe My Size is well-positioned to seize greater market share and deliver value for stockholders in the coming quarters.”

In its complaint, the Company asserts that the Activist Group has carried out a number of unlawful activities, including:

●	The Defendants made false and misleading regulatory filings that failed to properly disclose the formation and membership of the Activist Group. The Defendants failed to fully disclose that they had entered into one or more undisclosed contracts, arrangements, understandings or relationships to gain control of the Company.

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●	The Activist Group made false and misleading regulatory filings that failed to reveal its true purpose for purchasing shares of the Company. My Size contends the Activist Group failed to disclose in its filings with the Securities and Exchange Commission that its purchases of the Company’s securities were done to facilitate a shell-style reverse merger or other similar transaction, with another company replacing the Company’s current business with an entirely different one. In an episode on Mr. Ault’s YouTube channel, which was published the day after the filing of Mr. Ault’s Schedule 13D and Mr. Lazar’s second Schedule 13D/A, Mr. Ault boasted that he and Mr. Lazar collectively controlled 20% of the outstanding stock in the Company and believed My Size “should merge with another public company very similar to Ikonics […] we are going to be pushing for them to take action and get the company into another business.”

●	The Defendants violated the Exchange Act proxy rules in their attempts to solicit votes without a proxy statement on file with the Securities and Exchange Commission. My Size has learned that Mr. Lazar has utilized WhatsApp Messenger to contact at least one investor as part of an effort to solicit votes in favor of the slate of insurgent director nominees consisting of Mr. Lazar and certain other Defendants. Mr. Lazar went as far as to instruct the investor when they should purchase shares in the Company, so that those shares could be eligible to be voted at the Company’s 2021 Annual Meeting of Stockholders.

Stockholders are not required to take any action at this time. The Board intends to schedule the 2021 Annual Meeting of Stockholders and will present its director candidates for election at the meeting in its proxy materials, which will be filed with the Securities and Exchange Commission in due course.

About My Size, Inc.

My Size, Inc. (TASE: MYSZ, NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications, including the apparel, e-commerce, DIY, shipping, and parcel delivery industries. This proprietary measurement technology is driven by several algorithms that are able to calculate and record measurements in a variety of novel ways. To learn more about My Size, please visit our website: www.mysizeid.com. We routinely post information that may be important to investors in the Investor Relations section of our website. Follow us on Facebook, LinkedIn, Instagram, and Twitter.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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Important Information

My Size intends to file with the SEC a proxy statement and associated proxy card in connection with the solicitation of proxies for the Company’s 2021 Annual Meeting of Stockholders. Details concerning the nominees of the Company’s Board of Directors for election at the 2021 Annual Meeting of Stockholders will be included in the proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to My Size, Inc. at HaYarden 4, Airport City, Israel 7010000 or to the Company’s proxy solicitor Kingsdale Advisors by calling toll-free 1-888-642-3150 or emailing contactus@kingsdaleadvisors.com.

Participants in the Solicitation

The Company, its directors and certain of its executive officers will be deemed participants in the solicitation of proxies from stockholders in respect of the 2021 Annual Meeting of Stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 29, 2021 and the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the foregoing reports, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC, if and when they become available.

Contacts

Or Kles, CFO

ir@mysizeid.com

Charlotte Kiaie, MKA

ckiaie@mkacomms.com

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